Exhibit 10.1
WISCONSIN ENERGY CORPORATION
TERMS and CONDITIONS GOVERNING
DIRECTOR RESTRICTED STOCK AWARD
EFFECTIVE JAN. 2012

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its stockholders for its directors to increase their stock ownership in the Company in order that they will thus have a greater incentive to direct the Company's affairs in such a way that its shares may become more valuable; and
WHEREAS, the Director serves the Company or one of its subsidiaries as director (“Covered Service”);
NOW, THEREFORE, in consideration of these premises and the services to be performed by the Director, the Company grants this restricted stock award to the Director on the following terms and conditions.

1.	DEFINED TERMS
All capitalized terms used in this award and not otherwise defined herein are defined in the Plan.

2.	RESTRICTED STOCK GRANT
The Company grants to the Director a restricted stock award for the number shares of common stock of the Company (the “Common Stock”) specified in the notice of grant.

3.	VESTING OF GRANT
The restricted stock shall become vested upon the first to occur, if any, of the following events:

(a)	The Director's completion of three year(s) of Covered Service following the date of grant.

(b)	The Director's Covered Service ceases because of death or disability (which shall mean such illness or injury as renders the Director unable to perform Covered Service).

(b)	A Change of Control of the Company, as defined in paragraph 14 of the Plan, while the Director is in Covered Service.

The period of time during which the shares covered by this restricted stock award are forfeitable is referred to as the “Restricted Period.” If the Director's Covered Service terminates during the Restricted Period before the shares have vested in accordance with the provisions of this award, such restricted stock shall be forfeited to the Company on the date of such termination, without any further obligation of the Company to the Director and all rights of the Director with respect to such restricted stock shall terminate; provided that the Committee may, in its discretion, vest the restricted stock upon the Director's termination of Covered Service.

Director Restricted Stock - 1

WISCONSIN ENERGY CORPORATION
TERMS and CONDITIONS GOVERNING
DIRECTOR RESTRICTED STOCK AWARD
EFFECTIVE JAN. 2012

4.	RIGHTS DURING RESTRICTED PERIOD; NON-TRANSFERABILITY
During the Restricted Period, the Director shall have the right to vote the restricted stock; however, all cash dividends, stock dividends, stock rights or other securities issued with respect to the restricted stock (collectively, the “Proceeds”) shall be forfeitable and subject to the same restrictions as exist regarding the original shares of restricted stock. All cash dividends paid during the Restricted Period will be used to acquire additional restricted shares. The restricted stock shall be nontransferable during the Restricted Period, except by will or the laws of descent and distribution.

5.	CUSTODY
The restricted stock, along with any Proceeds, may be credited to Director in book entry form and shall be held, by the Company or an agent for the Company until the applicable restrictions have expired. If any certificates are issued for shares of restricted stock during the Restricted Period, such certificates shall bear an appropriate legend as determined by the Company referring to the applicable terms, conditions and restrictions and the Director shall deliver a signed, blank stock power to the Company relating thereto.

6.	PLAN GOVERNS
Notwithstanding anything in this award, the terms of this award shall be subject to the terms of the Plan, a copy of which may be obtained by the Director from the Secretary of the Company, and this award is subject to all interpretations, amendments, rules and regulations established by the Committee from time to time pursuant to the Plan.

Director Restricted Stock - 2